Exhibit 99.1

BBSI Reports Fourth Quarter and Full Year 2021 Financial Results

- Q4 2021 Net Income of $10.6 Million, or $1.40 per Diluted Share -

- Full Year 2021 Net Income of $38.1 Million, or $5.00 per Diluted Share -

- Board of Directors Authorizes New $75 Million Share Repurchase Program Over Two Years -

VANCOUVER, Washington, March 2, 2022 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 10% to $256.6 million.
•	Gross billings up 13% to $1.81 billion.
•	Average worksite employees (“WSEs”) up 7%.
•	Net income of $10.6 million, or $1.40 per diluted share, compared to $7.2 million, or $0.93 per diluted share.

Full Year 2021 Financial Summary vs. 2020

•	Net revenues up 8% to $955.2 million.
•	Gross billings up 11% to $6.57 billion.
•	Average WSEs up 4%.
•	Net income of $38.1 million, or $5.00 per diluted share, compared to $33.8 million, or $4.39 per diluted share.

“2021 was a tremendous year for our organization that ended with great momentum,” said BBSI President and CEO, Gary Kramer. “We continued our positive trend in billings growth, including the addition of more WSEs from net new clients than in any of the last four years. In fact, due to this growth, we finished the year with our highest-ever WSE count. Given our client momentum and the strength of our fourth quarter results, we are well positioned for another terrific year in 2022.”

Fourth Quarter 2021 Financial Results

Net revenues in the fourth quarter of 2021 increased 10% to $256.6 million compared to $233.2 million in the fourth quarter of 2020.

Total gross billings in the fourth quarter increased 13% to $1.81 billion compared to $1.60 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to higher average billings per WSE and an increase in average WSEs.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 3.1% in the fourth quarter of 2021 and benefited from a favorable one-time adjustment of prior accident year liability of $1.7 million. This compares to 3.7% in the fourth quarter of 2020.

Net income for the fourth quarter of 2021 increased to $10.6 million, or $1.40 per diluted share, compared to $7.2 million, or $0.93 per diluted share, in the year-ago quarter. The increase is primarily attributable to higher revenue in 2021.

Full Year 2021 Financial Results

Net revenues in 2021 increased 8% to $955.2 million compared to $880.8 million in 2020.

Total gross billings in 2021 increased 11% to $6.57 billion compared to $5.92 billion in 2020 (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to higher average billings per WSE and an increase in average WSEs.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 3.0% in 2021 and benefited from favorable adjustments of prior accident year liability of $9.2 million. This compares to 3.8% in 2020.

Net income in 2021 increased to $38.1 million, or $5.00 per diluted share, compared to $33.8 million, or $4.39 per diluted share, in 2020. The increase is primarily attributable to higher revenue in 2021.

Liquidity

As of December 31, 2021, unrestricted cash and investments increased to $166.2 million compared to $115.6 million in the prior quarter. At year-end BBSI remained debt free apart from the $3.5 million mortgage on its corporate headquarters. Subsequent to year-end, BBSI entered into a revised credit agreement with Wells Fargo, its primary bank, which increased the borrowing limit of its credit facility to $50 million and extended the maturity date to June 2024. BBSI also paid off the remaining balance on its headquarters mortgage and is now completely debt free.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on April 1, 2022 to all stockholders of record as of March 18, 2022. The Company also repurchased an additional 91,104 shares in the fourth quarter at an average price of $71.48 per share.

BBSI’s board of directors also approved a new stock repurchase program, which will replace the $50 million repurchase program that was previously in effect. Under the newly announced program, BBSI is authorized to purchase up to $75 million of its stock over the next 24 months. Purchases under the program will be made in the open market, including in block trades.

Outlook

In 2022, BBSI expects the following:

•	Gross billings growth of 7% to 9%
•	Growth in the average number of WSEs of 3% to 4%
•	Gross margin as a percent of gross billings of 3.0% to 3.1%
•	Effective annual tax rate of 24% to 25%

Conference Call

BBSI will conduct a conference call on Wednesday, March 2, 2022, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the fourth quarter and the full year ended December 31, 2021.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, March 2, 2022

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-877-407-4018

International dial-in number: 1-201-689-8471

Conference ID: 13726898

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at www.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through April 2, 2022

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13726898

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and twelve months ended December 31, 2021 and 2020.

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Gross billings	$1,807,793	$1,603,521	$6,569,986	$5,924,539
PEO and staffing wages	$1,574,668	$1,387,816	$5,693,903	$5,098,604

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program. In July 2020, the Company began limiting its safety incentive offering in certain markets, resulting in a substantial reduction in safety incentive costs.

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Workers' compensation	$55,256	$54,624	$196,949	$200,744
Safety incentive costs	822	4,394	2,985	23,544
Non-GAAP gross workers' compensation	$56,078	$59,018	$199,934	$224,288

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
PEO and staffing wages	87.1%	86.5%	86.7%	86.1%
Payroll taxes and benefits	6.7%	6.6%	7.2%	7.1%
Non-GAAP gross workers' compensation	3.1%	3.7%	3.0%	3.8%
Gross margin	3.1%	3.2%	3.1%	3.1%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Year Ended December 31,
	2021	% Change	2020	% Change	2019
Average WSEs	112,928	4.3%	108,249	-5.3%	114,341
Ending WSEs	116,154	6.3%	109,292	-4.6%	114,584

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 7,600 clients across all lines of business in 47 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events or performance, including future growth in gross billings and average number of WSEs, gross margin as a percentage of gross billings and effective annual tax rates, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company’s service areas, the effects of governmental orders responding to the effects of the COVID-19 pandemic, the effect of changes in the Company’s mix of services on gross margin, the Company’s ability to retain current clients and attract new clients and to achieve revenue growth, the availability of financing or other sources of capital, the Company’s relationship with its primary bank lender, the potential for material deviations from expected future workers’ compensation claims experience, changes in the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, security breaches or failures in the Company’s information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, the effects of the pandemic and conditions in the global capital markets on the Company’s investment portfolio, and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2020 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$69,405	$68,688
Investments	96,763	101,244
Trade accounts receivable, net	155,707	118,506
Income taxes receivable	—	6,485
Prepaid expenses and other	17,606	15,961
Restricted cash and investments	67,238	96,991
Total current assets	406,719	407,875
Property, equipment and software, net	36,277	34,916
Operating lease right-of-use assets	20,697	23,025
Restricted cash and investments	232,965	258,153
Goodwill	47,820	47,820
Other assets	2,474	3,161
	$746,952	$774,950
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$3,510	$221
Accounts payable	4,485	4,746
Accrued payroll, payroll taxes and related benefits	199,067	149,989
Income taxes payable	1,673	—
Current operating lease liabilities	7,191	7,539
Other accrued liabilities	15,120	7,275
Workers' compensation claims liabilities	80,028	102,040
Safety incentives liability	4,322	18,827
Total current liabilities	315,396	290,637
Long-term workers' compensation claims liabilities	199,379	255,706
Long-term debt	—	3,510
Deferred income taxes	1,687	4,518
Long-term operating lease liabilities	14,598	16,419
Customer deposits and other long-term liabilities	7,362	5,925
Stockholders' equity	208,530	198,235
	$746,952	$774,950

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Professional employer service fees	$223,528	$204,268	$843,815	$777,430
Staffing services	33,040	28,908	111,351	103,394
Total revenues	256,568	233,176	955,166	880,824
Cost of revenues:
Direct payroll costs	25,003	22,055	83,821	78,380
Payroll taxes and benefits	120,374	105,518	469,888	418,793
Workers' compensation	55,256	54,624	196,949	200,744
Total cost of revenues	200,633	182,197	750,658	697,917
Gross margin	55,935	50,979	204,508	182,907
Selling, general and administrative expenses	41,320	40,959	155,259	141,916
Depreciation and amortization	1,359	1,332	5,326	4,844
Income from operations	13,256	8,688	43,923	36,147
Other income, net	1,616	756	6,738	6,449
Income before income taxes	14,872	9,444	50,661	42,596
Provision for income taxes	4,258	2,293	12,582	8,831
Net income	$10,614	$7,151	$38,079	$33,765
Basic income per common share	$1.42	$0.94	$5.05	$4.46
Weighted average basic common shares outstanding	7,482	7,590	7,540	7,577
Diluted income per common share	$1.40	$0.93	$5.00	$4.39
Weighted average diluted common shares outstanding	7,559	7,686	7,621	7,688

Investor Relations:

Gateway Group

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com